UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  April 9, 2013

BIG THREE RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9085 Charles E. Limpus Road, Orlando, Florida 32836
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities.

On April 9, 2013, we received conversion notices for partial conversions from two purchasers of the note issued in partial consideration for the acquisition of Bobby V’s Original Westshore Pizza, LLC and its sister corporation.  The aggregate amount converted by these two holders is $23,600.  After these two conversions, the unconverted balance of the note will be $70,394.71.  The aggregate number of shares to be issued in the two conversions is 158,676,666 shares.  After the issue of shares in these two conversions, we will have a total of 1,671,167.849 shares issued and outstanding.

The conversion factor on the note is one-half of the twenty-day weighted average of closing price of our common stock as reported on Bloomberg.com/markets.  If the outstanding balance of this note were to be converted today, we would be obligated to issue $0.00015 shares. We have a direct personal relationship with each of the original note holders and the other persons to whom we issued the shares.  We did not pay any commissions or fees in connection with the issue of any shares.  We have relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  The shares issued in note conversions qualified for tacking of the holding period under Rule 144 and were issued without restrictive legend in reliance on legal opinions received from the note holders’ counsel.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG THREE RESTAURANTS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

April 9, 2013